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EXHIBIT 10.28

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), entered into and effective as of the 30th day of November 2002 by and between UbiquiTel Inc., a Delaware corporation (the "Company"), and Donald A. Harris ("Employee").

        WHEREAS, the Company desires to continue to employ Employee in the position of President and Chief Executive Officer, and Employee desires to serve in such capacity on behalf of the Company.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

        1.    Employment.

        a.    Term.    The term of this Agreement (the "Term") begins on the date hereof, and terminates on the date three (3) years from the date hereof, unless sooner terminated by either party as hereinafter provided.

        b.    Duties.    Employee shall serve as the President and Chief Executive Officer ("CEO") of the Company and in such capacity shall perform the functions and jobs described on Exhibit A and shall report directly to the Board of Directors of the Company. For as long as and during such period in which Employee is serving as the CEO of the Company, the Company shall cause Employee to be nominated, and, if elected by the Company's shareholders, Employee shall also serve as a member of the Board of Directors of the Company, without additional compensation.

        c.    Best Efforts.    During the period of his employment, Employee shall devote his best efforts and such time and attention as shall be necessary to promote the business and affairs of the Company and its affiliated companies, as such business and affairs now exist or hereafter may be changed or supplemented, and shall, during the term of his employment hereunder, be engaged in other business activities only to the extent that such activities do not interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to the Noncompetition and Confidentiality Agreement entered into pursuant to Section 6 below. The foregoing shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any significant services on his part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that Employee shall not invest in any business competitive with the Company, except that Employee shall be permitted to own not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system. The Company agrees that it will not require Employee to relocate his principal residence during the period of his employment hereunder, unless mutually agreed by both parties.

        2.    Compensation.    As compensation for the services to be rendered hereunder, the Company shall pay Employee an annual gross salary of Two Hundred Thirty-One Thousand Five Hundred Twenty-Five Dollars ($231,525) for the first year of the term hereof. This amount shall be increased by a minimum of 5% for each subsequent year, provided that any percentage increase greater than 5% shall be determined in the sole discretion of the disinterested members of the Company's Board of Directors. The salary will be paid in accordance with the Company's existing payroll policies, and shall be subject to applicable withholding taxes. Employee will also be eligible for payments from the Company in respect of bonuses in amounts and at such times as determined in the sole discretion of the disinterested members of the Company's Board of Directors.

        3.    Expenses.    The Company will reimburse Employee for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of a signed itemized list of such expenditures with appropriate backup documentation, or in accordance with such other reasonable accounting procedures as the Company may adopt generally from time to time. The Company will also reimburse Employee for legal fees incurred in connection with this Agreement, in an amount up to $3,000, upon receipt of appropriate documentation of such fees.

        4.    Vacation; Benefits.    Employee shall be entitled to four (4) weeks' paid vacation per calendar year, which amounts shall not compound or accrue from year to year if unused. Employee shall be entitled to paid holidays in accordance with the Company's holiday policy and to participate in the Company's health, life insurance, 401(k) plan, long and short term disability, dental, retirement, and medical programs, if any, as well as executive bonus, benefit or incentive programs (long-term or short-term), if any, pursuant to their respective terms and conditions but, in any event, at least to the same extent as any other senior executive of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the effective date of this Agreement.

        5.    Termination.

        a.    Termination by the Company.

          (1)  For Cause.    The Company may terminate Employee's employment hereunder any time for Cause, as herein defined, in which case the Company's sole liability to Employee shall be for unpaid salary and benefits (then owed or accrued and owed in the future) through the date of termination and unreimbursed expenses incurred by Employee pursuant to Sections 3 and 4 above.

          (2)  Without Cause.    The Company also may terminate Employee's employment without Cause at any time upon written notice, but, in that event, must pay to Employee a single lump sum in cash, within thirty (30) days, unless another date is mutually agreed upon by the parties, equal to one (1) year's salary, plus all unreimbursed expenses incurred by Employee pursuant to Sections 3 and 4 above. All health, life insurance, long term disability, dental, and medical programs specified in Section 4 shall continue for one (1) year as if Employee had not been terminated. At the conclusion of that year, Employee shall be entitled to receive all accrued benefits then owed or unless pursuant to the Company's plan or program an additional benefit is accrued and owed in the future. Notwithstanding the foregoing, in the event payment is due to Employee under this Section within twenty-four (24) months following a Change of Control, or if Employee is terminated without Cause or terminates for Good Reason within six (6) months prior to a Change of Control and it is reasonably demonstrated by Employee that such termination or circumstances constituting Good Reason (i) were the result of the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then in lieu of the amounts specified in the first two sentences, Employee shall receive a lump sum in cash within thirty (30) days after the date of termination equal to 2.99 multiplied by the sum of Employee's annual gross salary and bonus for the year in which the Change of Control occurs or the immediately preceding year, whichever produces the higher sum. For the remainder of what would have been the Term, or at least twelve (12) months, the Company shall continue health, life insurance, long term disability, dental, and medical program benefits for Employee and/or Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4 of this Agreement if Employee's employment had not been terminated.

          (3)  "Cause" Defined.    As used in this Agreement, termination for "Cause" shall mean termination as a result of:

              (i)  Employee's failure to cure any default, breach or failure to perform any of his material obligations under the terms of this Agreement within thirty (30) days after written notice from the Company describing in detail Employee's default, breach or failure to perform, unless a failure to cure more promptly than such thirty (30)-day period would result in a material adverse effect on the Company, in which case that cure period shall be equal to the time required to avoid a material adverse effect on the Company; or

            (ii)  misconduct, including but not limited to dishonesty, insubordination, or other acts on Employee's part materially detrimental to the goodwill of the Company or materially damaging to the Company's relationships with its customers, employees or others with whom it does business; or

            (iii)  acts of moral turpitude which, in the reasonable opinion of disinterested members of the Company's Board of Directors are materially harmful to the business or reputation of the Company; or

            (iv)  refusal to obey reasonable and lawful directions of the disinterested members of the Company's Board of Directors other than as to any issue insignificant to the Company's business.

        b.    Termination by Employee.

          (1)  Employee may terminate his employment hereunder in the event of "Good Reason" after thirty (30) days' written notice from Employee to the Board of Directors of the Company describing in detail the "Good Reason," if not cured. In the event of any such termination, the Company's obligations to Employee shall be the same as set forth in Section 5(a)(2) above, before or after a Change of Control, as applicable.

          (2)  Employee may resign his employment hereunder other than for breach or failure to perform by the Company at any time by giving thirty (30) days' written notice to the Board of Directors. In the event of any such termination, the Company's sole obligations to Employee shall be for unpaid salary and benefits (then owed or accrued and owed in the future) and reimbursement of expenses pursuant to Sections 3 and 4 through the effective date of termination specified in Employee's notice.

          (3)  For the purposes of this Agreement, "Good Reason" means:

              (i)  the assignment to Employee of any duties inconsistent in any material respect (in any respect, whether or not material, following a Change of Control, as defined below) with Section 1 of this Agreement, or any other action by the Company that results in a material diminution (any diminution, whether or not material, following a Change of Control) in Employee's position or authority, duty, titles, responsibilities, or reporting requirements;

            (ii)  any material failure (any failure, whether or not material, following a Change of Control) by the Company to comply with any provision of Section 2, 3 or 4;

            (iii)  any relocation of Employee's principal business location to a location other than within 50 miles of its location on the date of this Agreement);

            (iv)  any failure by the Company to comply with and satisfy Section 13 of this Agreement; or

            (v)  following a Change of Control, a termination by Employee for any reason during the thirty (30)-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

        c.    Termination by Death or Disability.    In the event of Employee's death or permanent disability during the term of this Agreement, his employment shall terminate on the date of death or date of permanent disability (as determined by the disinterested members of the Board of Directors). In the event of such termination, the Company's sole obligations to Employee (or Employee's estate) shall be for unpaid salary and benefits (then owed or accrued and owed in the future) and reimbursement of expenses pursuant to Sections 3 and 4 through the effective date of termination.

        6.    Change of Control.

        a.    A "Change of Control" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding voting securities, (ii) the members of the Board of Directors on the date of this Agreement cease to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company's assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of the Company's assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Company prior to the transaction. A "Continuing Director" shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors at the date of this Agreement or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.

        b.    If it is determined that any payment or distribution by the Company of benefits provided under this Agreement or any other benefits due upon a Change of Control (the "Change of Control Benefits") would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that would be subject to an excise tax under section 4999 of the Code (the "Excise Tax") the following provisions shall apply, unless provided otherwise in the applicable plan, program or agreement that provides change of control payments that are not paid pursuant to this Agreement. If the aggregate present value to Employee of receiving the Change of Control Benefits and paying the Excise Tax is not greater than the aggregate present value to Employee of the Change of Control Benefits reduced to the safe harbor amount (as defined below), then the Company shall reduce those Change of Control Benefits specified by Employee such that the aggregate present value to Employee of receiving the Change of Control Benefits is equal to the safe harbor amount. Otherwise Employee shall receive the full amount of the Change of Control Benefits and Employee shall be responsible for payment of the Excise Tax. For purposes of this paragraph "present value" shall be determined in accordance with Section 280G(d)(4) of the Code and the term "safe harbor amount" shall mean an amount expressed in the present value that maximizes the aggregate present value of the Change of Control Benefits without causing any of the Change of Control Benefits to be subject to the deduction limitations set forth in Section 280G of the Code.

        c.    All determinations made pursuant to the foregoing paragraph shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and to Employee within ten (10) days of the termination date. Any such determination by the Accounting Firm shall be binding upon Employee and the Company. Employee shall then, in Employee's sole discretion, determine which and how much of the Change of Control Benefits shall be eliminated or reduced consistent with the requirements of the foregoing subsection. All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company.

        7.    Restrictive Covenants.    As a condition to, and in consideration of, the execution of this Agreement by the Company, Employee agrees to be bound by the terms of the Noncompetition and Confidentiality Agreement attached hereto as Exhibit B.

        8.    Enforcement.    Employee acknowledges that the services to be rendered under this Agreement by him are special, unique and of an extraordinary character, and that irreparable injury will result to the Company and its business and property if he breaches any of the covenants and agreements contained in this Agreement or in any of the Exhibits hereto. Therefore, Employee expressly agrees that in the event of any such breach or threatened breach, the Company shall be entitled to an injunction to restrain further breach of that covenant or agreement by Employee or any of Employee's partners, agents, employers, employees, or any persons acting for or with Employee, in addition to any other rights or remedies available to it, at law or in equity, other than specific performance to enforce the obligation of Employee to provide services to the Company.

        9.    Survival.    The provisions of Sections 7 and 8 shall survive, along with Exhibit B, the termination of this Agreement.

        10.    No Mitigation or Set Off.    In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Employee obtains other employment. The Company's obligation to make the payments provided for in this Section and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.

        11.    Return of Documents.    Upon termination of his employment, Employee agrees to return all documents belonging to the Company in his possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in his possession, remain under his control, or have been transferred to any third person.

        12.    Effect of Waiver.    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

        13.    Assignment.    This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that the Company may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of Employee.

        14.    Entire Agreement.    Except for Section 2.b. of the Employment Agreement dated as of November 29, 1999 between Employee and UbiquiTel Holdings, Inc., this Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Employee's employment by the Company. This Agreement may be changed only by a written document signed by Employee and the Company.

        15.    Severability.    If any one or more of the provisions, or portions of any provision, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

        16.    Governing Law/Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Delaware without regard to rules governing conflicts of law.

        17.    Arbitration.    Any controversy, claim or dispute arising out of or relating to this Agreement or Employee's employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Wilmington, Delaware pursuant to then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, that nothing in this Section shall be construed as precluding the Company from bringing an action for injunctive or other equitable relief. The Company may elect to proceed to court without first resorting to arbitration in the event that Employee breaches any provision of the Noncompetition and Confidentiality Agreement. It is the intent of the Company that, following a Change of Control, Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys' fees and legal expenses) incurred by Employee in enforcing any of the obligations of the Company under this Section following a Change of Control.

        18.    Indemnification.    During the Term, Employee shall be entitled to indemnification and insurance coverage for directors and officers liability, fiduciary liability and other liabilities arising out of Employee's position with the Company in any capacity, in an amount not less than the highest amount available to any other senior level executive and to the full extent provided by the Company's certificate of incorporation or by-laws, and such coverage and protections, with respect to the various liabilities as to which Employee has been customarily indemnified prior to termination of employment, shall continue for at least six (6) years following the end of the Term.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

UBIQUITEL INC.
By:

Its:	Chief Financial Officer
EMPLOYEE:
By:

Exhibits:
A—Job Description
B—Noncompetition and Confidentiality Agreement

Exhibit A

Job Description Suggested by Employee

        Employee will be President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company. In such capacity, he will have overall responsibility for the implementation of the Company's business plan (the "Plan") and general authority over the management and supervision of the business and operations of the Company, subject to control of the Board. He shall also perform such other duties as may be assigned to him by the Board and the By-laws. The Employee's powers and duties will include the following:

  Approval of all ordinary course of business matters of the Company unless specifically limited or reserved by the Board;

  In addition to matters covered by the Plan, approval of any project, or set of related projects, involving total capital expenditures of less than $5,000,000;

  In addition to matters covered by the Plan, approval of any operating lease obligation, or set of related lease obligations, involving expenditures over the life of the obligation of less than $5,000,000;

  In addition to matters covered by the Plan, approval of any commercial contract, or set of related commercial contracts, in the ordinary course of business of the Company for the sale of products of the Company involving commitments of, or assumption of liabilities by, the Company during the term of such contract(s) less than $5,000,000;

  The hiring and firing of employees and contractors of the Company, subject to notification and approval of the Board regarding hiring and firing of officers and key employees of the Company;

  Recommendation of performance goals and awards for employees of the Company other than Employee under the incentive compensation plans of the Company;

  Approval of individual merit salary increases, excluding those of the Company officers, subject to the Board's approval of overall annual merit salary adjustments.

Exhibit B

Noncompetition and Confidentiality Agreement

        In consideration of the employment of Employee, and the compensation, training and access to confidential information provided to Employee, and in consideration of the terms and conditions contained herein and for other good and valuable consideration, the Company and Employee agree as follows:

          Business.    The Company is a Sprint PCS affiliate and is in the business of offering, providing, marketing and procuring customers for commercial mobile radio service, including personal communications service ("PCS") and other wireless and similarly situated voice, radio, telephone, paging and messaging services, and ancillary services (the "Business").

          Confidentiality.    Employee acknowledges and understands that Employee will be given access to certain confidential, secret and proprietary information and materials owned by the Company or which relate to the Company's Business, including but not limited to, all information not generally known to the public that relates to the business, technology, subscribers, finances, plans, proposals or practices of the Company, and its includes, without limitation, the identity of all actual and prospective subscribers and customers, customer lists, files and all information relating to individual customers and subscribers, including their address and phone numbers, all business plans and proposals, all marketing plans and proposals, all technical plans and proposals, all research and development, all budgets, wage and salary information, and projections, all nonpublic financial information, information on suppliers, and information on all persons for whom the Company performs services or to whom the Company makes sales during the course of the Company's business, and all other information the Company designates as "confidential" (hereafter the "Confidential Information"). The Company and Employee each acknowledge and agree that all Confidential Information shall be considered trade secrets of the Company and shall be entitled to all protections given by law to trade secrets. Employee shall not disclose any Confidential Information, or use it for any purpose, other than in advancing the business interests of the Company, except as required by law or in any judicial or administrative proceeding. Confidential Information shall apply to every form in which information shall exist, whether written, film, tape, computer disk or other form of media, including original materials and any copies thereof.

          Covenant Not to Compete.    Employee agrees that, during the term of Employee's employment, Employee shall not, either directly or indirectly, with or without compensation, individually or as employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that provides wireless telecommunications services similar to those services offered by the Company in any territory in which the Company is a Sprint PCS affiliate.

          Non-Solicitation of Employees.    Employee further agrees that during the term of Employee's employment and for a period of one (1) year immediately following the termination of such employment for any reason whatsoever, Employee shall not directly or indirectly induce or attempt to influence any employee of the Company to terminate his/her employment with the Company or to work for Employee or any other person or entity.

          Reasonableness of Restrictions.    Employee acknowledges that the restrictions contained in this Agreement are reasonable in time, scope and geographic restraints, and do not unreasonably restrict Employee's ability to obtain other employment. Employee further warrants that the restrictions do not impose an undue hardship on Employee, and do not deprive Employee of an ability to earn a living.

          Remedies for Breach of Covenants.    In the event of any breach or threatened breach of any of the provisions herein, in addition to any other rights or remedies available to the Company, the Company shall have the right to seek monetary damages and equitable relief, including specific performance by means of temporary, preliminary or permanent injunctions against Employee or against Employee's partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with Employee, to prevent or restrain such breach. With respect to any such equitable actions or proceedings, Employee agrees that no adequate legal remedy exists, and hereby waives any defense that an adequate remedy at law exists and any requirement that the Company prove damages. Employee agrees that the Company's rights to seek injunctive and other equitable relief shall be and are cumulative and not exclusive and shall be in addition to any other remedies that the Company may have.

          Choice of Law; Attorneys' Fees.    This Agreement will be governed by the laws of the State of Delaware. If any action is necessary to enforce or interpret the terms of this Agreement, each party shall bear such party's own expenses of litigation, including without limitation, attorneys and experts fees and costs, and any costs of appeal.

          Business Opportunities.    Employee agrees that he shall promptly disclose to the Company any business opportunity of which Employee becomes aware during his employment with the Company which relates to any product or services planned, under development, developed, produced or marketed by the Company and which Employee becomes aware in the course of or as a result of Employee's employment with the Company. Employee agrees that he will not take advantage of or divert any such opportunity for the direct or indirect gain, profit or benefit of Employee or any other person or entity.

          Other Restrictions.    Employee warrants that he/she is not subject to any restrictive covenants or other legal disability, which would prevent Employee from entering into this Agreement and from complying with its provisions to their fullest extent. Employee understands and agrees that Employee is not expected to, and shall not disclose trade secret or confidential information from any previous employer or any other party.

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EMPLOYMENT AGREEMENT
Exhibit A Job Description Suggested by Employee
Exhibit B Noncompetition and Confidentiality Agreement